EXHIBIT 21.1

         The following is a list of subsidiaries of the Company and the states in which they are incorporated:

Subsidiary                                            State of Incorporation
Infodata Systems International Inc.                   New York
Infodata Systems Research and Development             New York
AMBIA Corporation                                     California